Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-188929 on Form S-8 of our report dated March 10, 2016 relating to the consolidated financial statements of PennyMac Financial Services, Inc., and subsidiaries (the “Company”) appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2015.

/s/ Deloitte & Touche LLP

Los Angeles, California

March 10, 2016